SENIOR CONVERTIBLE PROMISSORY NOTE

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| $35,500.00            Medford, New Jersey            June 3, 2003|
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|                                                                  |
| For value received, Canterbury Consulting Group, Inc., a         |
| corporation organized under the laws of the Commonwealth of      |
| Pennsylvania, with its principal business office located at 352  |
| Stokes Road, Suite 200, Medford, NJ  08055, promises to pay to   |
| the order of ______________________, at _______________________, |
| the sum of Thirty-Five Thousand, Five Hundred and 00/100 Dollars | | ($35,500.00), together with interest from the date hereof at the |
| rate of seven and three quarters percent (7 3/4%) per annum      |
| payable on or before June 2, 2006, in accordance with the terms  |
| set forth below.                                                 |
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This Senior Promissory Note is due and payable on June 2, 2006 or until such time as Canterbury Consulting Group, Inc. is sold, whichever comes first, in which case the loan would be accelerated and due immediately together with all accrued interest. The interest on said principal balance is due quarterly. The conversion feature of this note permits conversion into restricted common stock of the Company in all or part at anytime during the three year term of this Note at the discretion of the Noteholder.

Canterbury Consulting Group, Inc. hereby agrees that this Senior
Note will be subordinate to all current and future bank debt of Canterbury but this Note will be senior to all other current and future debt of the Company.

Upon default in the payment of any installment of interest or principal when due, which default continues for a period of more than ten (10) days, the whole of the principal then remaining unpaid and all interest accrued hereunder, shall, at the option of the holder of this Note, become immediately due and payable, without further demand or notice. In the event this note is placed into the hands of an attorney for collection after maturity or default, the undersigned agrees to pay for costs of such collection, the amount of such costs shall be liquidated at fifteen percent (15%) of the principal and interest then remaining, plus all court costs and costs of service of process incurred therewith.

In addition to the aforesaid, upon the occurrence of any of the following this Promissory Note shall immediately become due and payable for the full remaining balance and interest, without notice or demand: sale of the Company; the commencement by or against any of them of any proceeding, suit or action (at law or in equity) for reorganization, dissolution or liquidation; suspension or liquidation by any of them of their usual business; proceedings instituted by or against any of them under any of the provisions of the Bankruptcy Act or amendments thereto; dissolution (if any of the parties be a partnership or a corporation); application for, or appointment of, a receiver of its property; entry of a material judgment; or appointment of a committee of creditors or liquidating agent.


THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF A COPY OF THIS NOTE ON THE
DATE ABOVE.

Canterbury Consulting Group, Inc.

By:----------------------------------
Kevin J. McAndrew, President

By:----------------------------------
Jean Z. Pikus, Secretary